Exhibit 7

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

December 7, 2007

WiTel Corp.
1800 Century Park East, Suite 600
Los Angeles, CA 90067

Dear Sirs:

It has come to our attention that your September 30, 2007 Interim Financials on Form 10-QSB and 10-Qsb/A were filed with the United States Securities and Exchange Commission without auditor review and/or consent. We advise you to file an 8-K of Non-Reliance with the Securities and Exchange Commission immediately. Once the Interim Financials and related 10-QSB and 10-QSB/A have been reviewed, you will be able to file an amended 10-QSB.

If this is not accomplished within five (5) working days we will be forced to report this matter to the Securities and Exchange Commission and resign as auditor of record.

Very truly yours,

/s/ Moore & Associates

Moore & Associates, Chartered
Las Vegas, Nevada